Exhibit 15.1

                           Accountants' Acknowledgment

The Owners of
Bottling Group, LLC:

The Board of Directors
The Pepsi Bottling Group, Inc.:


With respect to the registration statements listed below, we acknowledge our awareness of the use therein of our reports dated April 27, 2005 related to our reviews of Bottling Group, LLC and The Pepsi Bottling Group, Inc. interim financial information.

o      Form S-3 dated August 26, 2003              (File No. 333-108225)

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.


/s/ KPMG LLP

New York, New York
April 27, 2005